EXHIBIT 99.1

Press Release dated July 1, 2011

Brent DiGiorgio
Corporate Communications
203.338.3135
brent.digiorgio@peoples.com

Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

FOR IMMEDIATE RELEASE

July 1, 2011

PEOPLE’S UNITED FINANCIAL, INC. COMPLETES ACQUISITION OF DANVERS BANCORP, INC.

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that it has completed its acquisition of Danvers Bancorp, Inc, a $2.9 billion bank holding company based in Danvers, Massachusetts. Danvers Bancorp’s sole subsidiary, Danversbank, has 28 branches in the Greater Boston area. The total consideration paid by People’s United will be comprised of approximately 18.5 million shares of common stock and $214.5 million in cash.

“We are pleased to welcome our new customers and employees to People’s United Bank as we expand and deepen relationships in the greater Boston market, the nation’s 10th largest MSA,” said Jack Barnes, President and Chief Executive Officer of People’s United Bank. “As the largest bank headquartered in New England, we look forward to offering increased lending resources and additional products and services to our new customers in New England’s largest market.

“The growth potential in the Boston markets, with their abundant commercial lending opportunities, is significant,” Barnes added. “With our 28 new branches, we are nearly doubling our existing Massachusetts footprint and providing added convenience to our customers. We are now the seventh largest bank in both Massachusetts and the Boston market and we look forward to continuing to build relationships with personal and business customers based on our unique brand of relationship-based banking.”

People’s United Bank, a diversified financial services company with approximately $28 billion in assets, provides consumer and commercial banking and wealth management services through a network of 369 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through its subsidiaries, People’s United Bank provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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